UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

ITC HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

February 25, 2016

11 a.m. ET

Operator

Good day, ladies and gentlemen, and welcome to ITC Holdings Corp.’s Fourth Quarter Conference Call and Webcast. At this time, all participants are in a listen-only mode. Later we will have a question-and-answer session and instructions will be given at that time. (Operator Instructions). As a reminder, this conference call is being recorded.

I would now like to turn the call over to your host for today’s conference, Ms. Stephanie Amaimo, ma’am you may begin.

Stephanie Amaimo - ITC Holdings Corp. — Director, IR

Thank you. Good morning everyone and thank you for joining us for ITC’s 2015 fourth quarter and year-end earnings conference call. Joining me on today’s call are Joseph Welch, Chairman, President, and CEO of ITC and Rejji Hayes, our Senior Vice President and CFO.

This morning we issued a press release summarizing our results for the fourth quarter and for the year-ended December 31, 2015. We expect to file our Form 10-K with the Securities and Exchange Commission today. Before we begin, I would like to make everyone aware of the cautionary language contained in the Safe Harbor statement.

Certain statements made during today’s call that are not historical facts such as those regarding our future plans, objectives, and expected performance reflect forward-looking statements under federal securities laws. While we believe these statements are reasonable, they are subject to various risks and uncertainties and actual results may differ materially from our projections and expectations. These risks and uncertainties are discussed in our reports filed with the SEC such as our periodic reports on Forms 10-K and 10-Q and our other SEC filings. You should consider these risk factors when evaluating our forward-looking statements.

Our forward-looking statements represent our outlook only as of today and we disclaim any obligation to update these statements except as may be required by law. A reconciliation of the non-GAAP financial measures discussed on today’s call is available on the Investor Relations page of our website.

I will now turn the call over to Joe Welch.

Joseph Welch - ITC Holdings Corp. - Chairman, President & CEO

Thank you, Stephanie, and good morning everyone. I’m pleased to report another year of strong operational and financial performance at ITC, which adds to our remarkable track record of consistently delivering on our commitments to customers and investors.

On the operational side, our systems continue to perform at top tier levels. Our METC system has the lowest outage count in its history, while both ITCTransmission and ITC Midwest had the second lowest outage counts in their respective histories. This stellar operational performance shows that the longer ITC owns the system and implement its best-in-class operations and maintenance plans, the better the systems perform. It’s also worth noting that we executed our operational maintenance program under budget to the benefit of customers without compromising quality of service or safety as evidenced by another solid safety record in 2015.

Since ITC’s inceptions, we have invested over $5.8 billion in our operating systems to modernize the grid. In 2015, these capital investments totaled $771 million. Most notably, in 2015 we placed the Thumb Loop Project at ITCTransmission in-service during the first half of 2015.

As mentioned on our second quarter 2015 call, the Thumb Loop is the largest project in ITC’s history and serves as the backbone of a system designed to meet the maximum wind energy potential in Michigan’s Thumb region. It’s a prime example of the effectiveness of ITC’s planning process, which identified the transmission needs to facilitate Michigan’s renewable energy goals, while also strengthening the regional transmission grid. This project increases transmission system capacity and reliability, while providing more efficient transmission of renewable energy. With an estimated direct impact of $366 million to the Michigan economy, the Thumb Loop project created jobs that will continue to have a meaningful near and long-term impact on the economy of the region and the entire state. Similar to the Thumb Loop project, our Multi-Value Projects or MVPs at ITC Midwest, which remain on track, highlight the value of forward thinking and collaborative planning between the state, the region and key stakeholders, while concurrently positioning ITC for future success.

From a financial perspective, we had another strong year with 2015 operating earnings of $2.08 per diluted share, which was well within our guidance range and marks the ninth consecutive year of double-digit annual operating earnings growth. To that end, we continue to see double-digit earnings growth in the years to come as evidenced by our revised capital investment forecast through 2018 at our regulated operating companies, which Rejji will elaborate on his prepared remarks.

On the value return front, we continued to honor our commitments to shareholders by increasing the dividend by approximately 15% in August of 2015 and concluding our $115 million accelerated share repurchase program in November. Effectively using the remaining capacity of Board authorized share repurchases. Together, these efforts highlight the operational and financial strength of the business, which we believe will continue to yield long-term benefits for our customers and investors.

Turning to regulatory matters, in the initial MISO base ROE complaint, the Administrative Law Judge issued an initial decision in late December 2015. The ALJ recommended a base ROE of 10.32, with the high-end of the zone of reasonableness of 11.35. While we view this outcome as constructive, a final Order isn’t expected from FERC until later this year. In the second ROE complaint, the MISO transmission owners filed their initial testimony on January 29 and we do not expect an initial decision from the ALJ until late June. As we have said in the past, we remain confident that FERC will continue to support their historical policies, given the significant investment requirements necessary to modernize the electrical infrastructure in the United States.

With respect to development activities, we continue to advance the Lake Erie Connector Project. In late January, we filed a joint permit application with the Pennsylvania Department of Environmental Protection and the US Army Corps of Engineers in support of the project. Additionally, we continue to negotiate transmission service agreements with prospective shippers. As we’ve discussed in the past, upon executing transmission service agreements under acceptable terms and conditions, we would then anticipate receiving federal, state and provincial permits by the second quarter of 2017, commencing construction around that time with commercial operation expected in 2019.

Lastly, in late November ITC’s Board of Directors announced a review of strategic alternatives, which concluded with our announcement of Fortis acquisition of ITC on February 9th. I’ll let Rejji go through the transaction details, but needless to say, we are excited about this outcome for our shareholders, customers and employees. We view Fortis as an ideal partner that will enable ITC to continue our objectives of long-term investments in the electrical infrastructure in North America. Overall, we are pleased with the fourth quarter and full-year 2015 results and look forward to working with Fortis to close the transaction to become a diversified infrastructure company with a stronger platform going forward.

Since ITC’s inception, we’ve been focused on creating meaningful value for our stakeholders by becoming the leading electric transmission company in the United States. Fortis is an outstanding company with a proven track record of successfully acquiring and managing US based utilities in a decentralized manner. This transaction accomplishes our objectives by better positioning the Company to have a higher level of focus on pursuing our long-term strategy of investing in transmission opportunities to improve reliability, expand access to power markets and allow new generating resources to interconnect the transmission systems and lower the overall cost of delivered energy for our customers.

I’m forever grateful for the hard work of the ITC employees in building this great company and look forward to a bright future of continued operational excellence, supported by the Fortis platform. We also very much appreciate the longstanding support of our investors who will receive an attractive premium for their investment, and will also benefit from the opportunity to participate in the upside of ITC joining with Fortis, including future value creation and a growing dividend program.

I will now turn the call over to Rejji to elaborate on our 2015 financial results and the Fortis transaction.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Thank you, Joe, and good morning everyone. For the fourth quarter of 2015, we reported operating earnings of $87.6 million or $0.57 per diluted share, an increase of approximately 19% or $0.09 per diluted share over the same period in 2014.

Reported net income for the quarter was $37.4 million, or $0.24 per diluted share, a decrease of $9.4 million, or $0.06 per diluted share, compared to the fourth quarter in 2014. For the year ended December 31, 2015, we reported operating earnings of $323.8 million, or $2.08 per diluted share, an increase of 12%, or $0.23 per diluted share, over the same period in 2014.

As highlighted on our prior calls, absent the Kansas V-Plan Project bonus payment expenses booked in the first quarter 2015, our year-over-year growth would have been approximately 15%. Reported net income for the year ended December 31, 2015 was $242.4 million, or $1.56 per diluted share, resulting in a decrease of $1.7 million for a reported net income and an increase of $0.02 per diluted share compared to the same period in 2014.

Operating earnings are reported on a basis consistent with how we have provided our guidance for the year and exclude the following items. First, they exclude regulatory charges of approximately $0.6 million for the fourth quarter 2015. These expenses totaled $7.3 million, or $0.04 per diluted share, for the year ended December 31, 2015 and $0.1 million for the year ended December 31, 2014. The 2015 charges relate to management’s decision to write-off abandoned costs associated with a project at ITCTransmission and a refund liability attributable to contributions in aid of construction. The 2014 charge relates to certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May of 2012.

Second, operating earnings exclude after-tax expenses associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014. The impact of this item totaled $0.2 million for the fourth quarter of 2014 and $18.2 million, or $0.12 per diluted share, for the year ended December 31, 2014.

Third, operating earnings exclude the estimated refund liability associated with the MISO base ROE, which totaled $48.6 million, or $0.32 per diluted share, for the fourth quarter of 2015 and $73.2 million, or $0.47 per diluted share, for the year ended December 31, 2015. Of the $48.6 million estimated refund liability charge in the fourth quarter of 2015, $36.8 million, or $0.24 per diluted common share, relates to revisions to the estimated liability for the periods prior to October 1, 2015. And of the $73.2 million estimated refund liability charge for the year ended December 31, 2015, $28.4 million, or $0.18 per diluted common share, and those relate to revisions to the estimated liability for the periods prior to January 1, 2015. ROE refund liability expenses totaled $28.9 million, or $0.18 per diluted share, for the fourth quarter and year ended December 31, 2014. It is possible that upon the ultimate resolution of this matter we may be required to pay refunds beyond what has been recorded to-date. We’ll continue to assess this matter and will provide updates as necessary.

Lastly, they exclude after-tax expenses associated with the 2015 review of strategic alternatives of approximately $1 million, or $0.01 per diluted share, for the fourth quarter and year ended December 31, 2015. As well as Entergy transaction expenses of approximately $0.1 million and $0.7 million, or $0.01 per diluted share, for the fourth quarter and year ended December 31, 2014.

For the year ended December 31, 2015, we reported total capital investments of $771.4 million, which was in excess of our revised capital guidance levels in Q3 of 2015, at $715 million to $765 million. Our 2015 capital investments included $189.6 million at ITCTransmission, $174.8 million at METC, $388.4 million at ITC Midwest, $14.4 million at ITC Great Plains and $4.2 million of development related investments in the New Covert Project.

As Joe highlighted, ITC’s commitment to the long-term infrastructure investment continues as evidenced by the fact that we are revising our regulated operating company capital investment forecast upward for the period of 2016 to 2018 to reflect approximately $2.1 billion of aggregate capital investments over this period, which compares favorably to our prior plan estimates of $1.9 billion.

The capital included in this forecast is comprised of highly probable capital investments in our current footprint, which are not subject to competition or future energy policies. The resulting capital investment plan is projected to increase ITC’s average rate base, plus construction work in progress balances from approximately $5.3 billion in 2015 to approximately $6.6 billion in 2018. These investment levels are expected to drive a compound annual growth in operating earnings per share greater than 10%, which also compares favorably to our prior plan estimates of approximately 10%.

With respect to balance sheet related activities, in December we completed the Accelerated Share Repurchase program or ASR that we initiated on September 30, 2015. Under the ASR, ITC received an initial delivery of 2.8 million shares on October 1st, 2015 with a fair market value of $92 million. The ASR was settled on November 5, 2015 and ITC received an additional 0.8 million shares as determined by the volume weighted average share price during the term of the ASR, less an agreed upon discount and adjustment for the initial share delivery.

In total, we repurchased approximately 3.6 million shares at a volume-weighted average price of $32.57 per share, which is inclusive of any agreed upon discounts. This last trade concludes our Board authorized share repurchase program, which we initiated in June of 2014. All-in, ITC successfully repurchased $245 million worth of shares or 7.2 million shares from 2014 to 2015, in aggregate, at a volume-weighted average price of $34.57, which compares favorably to ITC’s recent stock performance.

From a liquidity perspective, as of December 31, 2015, we had total liquidity position of approximately $694 million, which consists of approximately $14 million of cash on hand and approximately $680 million of net undrawn revolver capacity. For the year ended December 31, 2015, we reported operating cash flows of approximately $556 million, which represented an increase of approximately $54 million or 11% year-over-year.

Shifting gears to the Fortis acquisition of ITC, the transaction translated into an offer price of $44.90 in US dollars per common share at announcement on February 9. The offer price consists of $22.57 in cash per share and

0.752 of a Fortis common share, which equates to an equity purchase price all-in of $6.9 billion or $11.3 billion in enterprise value, including assumed debt at announcement. Upon closing, approximately 27% of Fortis common shares will be held by ITC’s investors. As Joe mentioned, the transaction enables ITC to continue to make needed investments in the grid while maintaining operational excellence with no expected impact to the transmission rates.

We expect that the transaction will close in late 2016 upon receiving the required regulatory approvals, including FERC, the Department of Justice, the Committee on Foreign Investment in the US or CFIUS and the States of Illinois, Kansas, Missouri, Oklahoma and Wisconsin.

In closing, 2015 was another successful year, which demonstrates our commitment to investing in necessary transmission infrastructure to the benefit of customers while also providing an attractive total shareholder return to our investors. Moreover, we managed to meet our operational and financial objectives, while concurrently conducting the strategic review and sale process for the better part of 2015, which again speaks volumes to the focus and dedication of our employees.

At this time, I’d like to open up the call to answer questions from the investment community.

Operator

(Operator Instructions) Charles Fishman, Morningstar.

Charles Fishman - Morningstar - Analyst

I just had one question. Rejji, the 7.5% CAGR on your base rate — rate base growth, that is now your methodology as well as that number is consistent with Fortis, am I correct?

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Yes, that aligns with the materials that were shared by Fortis and ITC jointly when we announced the transaction on February 9 and so again that’s average rate base from 2015 to 2018 and as highlighted in our comments that will yield over 10% operating EPS growth over that timeframe.

Charles Fishman - Morningstar - Analyst

Got it. That was my only question. Thank you.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Great.

Operator

Thank you. Jay Dobson, Wunderlich.

Jay Dobson - Wunderlich - Analyst

Hey, good morning, Joe. I was hoping you could just give us a little insight into what the capital budget changes were, about 10% or $200 million, does that sort of fit ratably across the franchises or was there a particular area that that sort of was associated with?

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Jay, hi, it’s Rejji. I can take that. Yes, we should look at that in a couple of ways. So, if you recall, when we had our prior plan that extended from 2014 to 2018, we talked a lot about the $3.4 billion of regulated opco spend and within that mix, about two-thirds of that was base capital spend and about a third of that was regional projects that were already awarded to ITC. The spend mix has evolved in this latest vintage and I’d say, quite favorably, where — of the $2.1 billion that we’re offering from 2016 to 2018, which again overlaps with the prior public plan, three quarters of that is base capital spend and that’s again spend on our existing systems.

So you’ve got asset renewals, system capacity, performance upgrades, reliability standard type spending, and so all stuff which is clearly things we have a strong track record of getting done on time and on budget. And also, you’re not relying upon co-constructors like we are for some of the regional projects and so the mix is about 75% base capital spend, about 25% regional spend. And then within the opcos, the mix there is — it’s more weighted towards the Michigan entities. Again, if you compare this current plan relative to the prior public plans, we’ve got a little pickup in spend of the Michigan entities related to reliability type spend and again things of that nature. And you’ve got a little bit of decrease in, expected spend at Midwest and Great Plains.

Jay Dobson - Wunderlich - Analyst

And then on the ROE, I’m sure you don’t want to get into specifically what you’re assuming there, but I assume it’s fair to assume the — you are in-line with the ALJ came out and that drove the sort of incremental reserve?

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Jay, happy to take that, this is Rejji again. So, as we’ve highlighted in the past, we are — every quarter, we’re going to evaluate the latest data points that have been publicized and clearly there’s an ALJ decision in late December. We also had testimonies filed from our experts and we’ve also — are clearly mindful of what the trial staff provided in, I believe, October and so we’ve looked at all of that and we’ve taken into account, again those data points. And I’d say, we are directionally in line with where the ALJ is coming out, but I will not say that we are precisely on top of the ALJ. I think we have a different perspective on where FERC will end up, but it’s directionally not too far afield from where the ALJ came out.

Jay Dobson - Wunderlich - Analyst

And then lastly on Lake Erie, just sort of an update on sort of when we’ll have a thumbs up or thumbs down, I understand that you continue to pursue permits, so you must feel good about it, but when we’ll have sort of go, no-go decision based on sort of customer response?

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Right. So the development team continues to work very hard on executing transmission service agreements with prospective shippers. So initially we thought we may have visibility on that by mid-year. We haven’t written that off yet. But at this point, we think it could be either mid-year 2016 or in the back half of 2016. So we continue to work on that. We obviously had a filing a few weeks ago in Pennsylvania, that Joe noted in his opening remarks. And so we continue to push along the regulatory process, as well as the negotiation with the prospective shippers. So I suspect back half of this year we’ll have visibility on that.

Operator

Caroline Bone, Deutsche Bank.

Caroline Bone - Deutsche Bank - Analyst

I was just wondering if you guys could provide some updated thoughts on when you might be able to start making the necessary regulatory approval filings related to the Fortis deal?

Joseph Welch - ITC Holdings Corp. - Chairman, President & CEO

We plan to do that in the not too distant future. The process that we used is of course, I’m sure you understand this is just 1Q, you make a filing, you’re no longer able to talk to any of the regulators or meet with any of the people associated with the case. So, our first objective is to have those meetings that are necessary so that our regulators get a good chance to meet with the Fortis team. And also, we don’t get a good chance to delve into the — if you will, the intricacies of the transaction with the Fortis team there in person, and then once we complete that process, I believe, we’re scheduled in the bottom month to make those filings.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Yes, the only — that’s exactly right. Caroline, this is Rejji. The only thing I would add is that, clearly I think the Fortis team is quite focused on identifying and structuring a deal with the third party equity investors who would take a direct stake in ITC and I think they’ll want to know and have visibility on that third-party before we file, so that’s, I’d say, one gating item, but we’re working hard with the Fortis team to get that done. I think they’ve been forecasting for some time that they try to get that done within the next 90 days or so.

Caroline Bone - Deutsche Bank - Analyst

Okay, thanks very much on that. And then just one last one on just kind of the standalone outlook. I was wondering if you could quantify the level of parent company debt you’d expect to issue through 2018, assuming this new plan.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Yes, so historically, Caroline, we haven’t offered that level of granularity around projected debt. I think where we sit at this point, the holding company represents about 50% of the consolidated debt portfolio, which as announced on February 9th and when we announced the transaction, was just under $4.5 billion. So I think what you can assume if nothing else is that, as we continue to fund capital investments, we’ll continue to do so in a manner comparable with how we’ve done in the past, where we’ll fund a portion of the capital requirements with debt issued at the holding company at ITC and so we’ll probably try to have credit metrics on a consolidated basis at ITC that are in line with where we’ve been historically.

Caroline Bone - Deutsche Bank - Analyst

All right. Thanks guys. That’s it from me.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Thank you.

Greg Gordon - Evercore ISI - Analyst

Thanks, good morning.  I just wanted to be clear on the operating EPS CAGR, the greater than 10%, that’s all things equal, stable ROE, right. So if we normalize for the ROE through the planning period, whether it’s at the ultimate level of the refund or whether it’s stable at the current level. You would be growing at that rate. So, any change that happen to the ROE impact the growth rate in actuality over that period?

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Greg, this is Rejji, let me take a stab at that. I think first and foremost, we actually have layered in a level of ROE degradation into the forecast. And that’s something that we did provide to the prospective buyers as part of the sale process. So these forecasts that is yielding greater than 10% CAGR for operating EPS from ‘15 to ‘18 does presuppose a level of degradation, but what I think is important to note is, clearly there is some uncertainty as to where the ROE will be, say, the least end because of the nature of the refund, which essentially will be established at some point by FERC either in the end of 2016 or at some point in 2017, it’s retrospective as you know, so it goes all the way back to November of 2013 when the complaint was initially filed.

So 2015, the base year for the growth will be fully exposed to the ROE degradation in which case I would submit that you have to adjust your base year 2015 and then that should be consistent with all of your subsequent years and so no matter what ROE you utilize in 2015. Whether you think it’s going to be 12% or 11%, 10%, 9% whatever your expectation is, you’ll see that the capital investment over that timeframe drives the growth and so whatever ROE you pre-suppose, you are going to still see double-digit growth.

Greg Gordon - Evercore ISI - Analyst

That’s exactly what I thought, I just wanted to be clear. Thanks. I stand no actually with the picture with the Patriots Jersey and get that.

Operator

Julien Dumoulin-Smith, UBS.

Julien Dumoulin-Smith - UBS - Analyst

So just first quick clarification. What’s the assumption of bonus depreciation of late in the forecast, just wanted to be clear about that.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Julien, this is Rejji. As you know, we have not elected bonus depreciation for some time and we are currently not assuming any election of bonus depreciation over the forecasted period.

Julien Dumoulin-Smith - UBS - Analyst

And then I know you were just talking about the Lake Erie project, how are the conversations going and I suppose, specifically here directionality, given that nuclear extensions in Canada, is this more of a conversation of imports into the US. Just kind of curious how you’re thinking about the project at this point and potential counterparties et cetera?

Actually I think that if you look at the project, that there is a capacity value that’s associated with the line, as you correctly point out that there’s the nuclear power plants in Canada. But however, they won’t be shut down, but they will be retrofitted and re-fueled that causes flows go on the other direction. We’ve seen interest pretty much in both directions, depending on how you see certain things playing out with the now in limbo clean power plant. And so what’s really starting to happen is, you’re seeing people who want to hedge on both sides of the border with this line because there’s no — it shouldn’t shock anyone, a lot of uncertainty in the ability to plan your power plant expansion and which power plants are going to be on, I think the uncertainty is just driving the market and everyone crazy. So the simple answer is, both bidirectional.

Julien Dumoulin-Smith - UBS - Analyst

And perhaps just on the margin, I’d be curious, the puts and takes here on the outlook, given CPP stay as you kind of alluded to already with that Lake Erie Project with more broadly in terms of the planning processes and MISO, SPP on your own? As well as any implications from the latest PTC extension, are you seeing any kind of incremental generator [in connects or the wider] projects that could come out of that, that may or may not be reflected in your current outlook?

Rejji Hayes - ITC Holdings Corp.— SVP & CFO

Yes, Julien, certainly. I think first and foremost to your very last comment. The forecast and the updated capital investment forecasts that we provided from 2015 to 2018 or 2016 to 2018 rather, does not pre-suppose what I’ll call any sort of third-party driven spend, so energy policies that may serve as a catalyst for incremental spend, our forecast is solely predicated on the stuff that we can view as quite concrete and tangible, the base spend and regional projects are already awarded to us, none of which is subject to competition. So we’re certainly, at some point, we at least would assume that there will be incremental transmission investment opportunities attributable to whether it’s a clean power plant or some derivation there off, certainly there will be opportunities there.

We’ve already talked about in the past the fact that there probably will be opportunities related to physical and potentially cyber security standards promulgated by NERC over time. And then we’ve — on our last call, in Q3 we also mentioned the fact that we foresee increased spend in the distribution system in Michigan from DTE and CMS, which has positive spillover effects for transmission owners. So all those things as we see them are catalysts that could drive incremental growth, above and beyond this plan, but we’re not at this stage ready to say that it equates to X to Y billion dollars or whatever it may be.

Julien Dumoulin-Smith - UBS - Analyst

And then lastly, FERC 1000, let’s talk about reform at the FERC level et cetera. I would just be curious to get your perspectives on how that ultimately manifest itself? What you all would be keen to seek if that was indeed the case?

Joseph Welch - ITC Holdings Corp. - Chairman, President & CEO

With regards to Order 1000, I think that in terms of FERC is that they have this belief that they need to tune Order 1000 up. I don’t think it’s safe to say that they’re getting the results that they expected. So, I think they are going to start their whole technical confidences to try to figure out what they could tune up to make it work a little bit better, but honestly, I don’t think that this is my personal opinion that Order 1000 need to tune up, it needs to be taken off the books, it’s not working. It is fundamentally not working, and it’s put more hindrances in expanding the transmission grid something that was an intended or designed to do, but I think that we’ll go incrementally to try to fix it long before we get to the point where we say it’s just not working.

Operator

Praful Mehta, Citigroup.

Praful Mehta - Citigroup - Analyst

My question is on the sales, the 15% to 19% sales, clearly given that impacts the Fortis stock, it is important for you guys because ultimately ITC shareholders become Fortis shareholders. So I guess it really comes back to trying to understand how you see that they are growing. What you see your role in it and finally, given most of the buyers would probably have already participated in the auction, how do you expect the value outcome of that given the fact that they’ve already participated in the auction and before this kind of came out on talk. So I would love to get some color on that? Thank you.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Yes, Praful, it’s a very good question. This is Rejji. I think I would point you to the Fortis team and Barry and Karl for their perspective on their expectations around what they would like to structure for that third-party equity sale. But I can tell you that we have been involved in the process, certainly in marketing the ITC story, and we’re working hand-in-hand with the Fortis team to help them raise that capital.

I’ve heard Barry say this in several discussions and he said it publicly in the February 9th call, but I suspect they’ll want to have a partner who is willing to come in at a value that’s comparable to the price at which Fortis is entering ITC’s stock and they’ll look to do something comparable to that. So that the economics are — or doesn’t impact materially their EPS accretion estimates and I suspect they’ll want a party that also is patient, is liquid and is amenable to exit mechanisms. But again, I would suggest that you should talk to Barry, Karl and team about that, because it’s clearly driven by them.

Joseph Welch - ITC Holdings Corp. - Chairman, President & CEO

And I think what I’d like to add to what Rejji had to say, which is exactly correct is that, a lot of the people which you would hypothesize were in the transaction would be the same people that are looking at this, that may be true, but actually this transaction was quite large and a lot of people who would like to tap a piece of ITC weren’t large enough to buy ITC and so they’ve had just an immense amount of interest of — and again Barry had said this publicly, they’ve had an immense amount of interest in the people who would like to participate in having a partial ownership of ITC hand in hand with Fortis.

Praful Mehta - Citigroup - Analyst

That’s good color and I’d appreciate the smaller acquisitions in this case, so that makes sense. And the second part, I guess from a timing perspective, would these more safe, I guess, infrastructure type buyers be looking for clarity post the FERC decision to come in, or do you expect that this transaction to take place before of FERC’s final decision.

Rejji Hayes - ITC Holdings Corp. — SVP & CFO

Yes, the Fortis team has been quite transparent about the fact that ideally they’d like to have this wrapped up within the next, I think, they said a couple of weeks ago 90 days is in a perfect world. You’ll want to have the buyer in its full form, presented to regulators as part of the filing. So I think if there is an unforeseen party who is still out there that the regulators aren’t aware of that, probably impacts your filing process. So I think they’ll want to have that wrapped first before we commence with the filings.

Operator

I’m not showing any further questions in the queue, so I’ll turn the call back over to Stephanie Amaimo for closing remarks.

Stephanie Amaimo - ITC Holdings Corp. - Director IR

Thank you. This concludes our call. Anyone wishing to hear the conference call replay available through March 1st can access it by dialing 855-859-2056 toll-free or 404-537-3406, pass code 35330470. The webcast of this event will also be archived on the ITC website at itc-holdings.com. Thank you everyone and have a great day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great day.

CAUTIONARY LANGUAGE CONCERNING FORWARD LOOKING STATEMENTS

This communication contains certain statements that describe the beliefs of management of ITC Holdings Corp. (the “Company”) concerning the proposed merger involving Fortis Inc. (“Fortis”) and the Company and the Company’s future business conditions, plans and prospects, growth opportunities and the outlook for the Company’s business and the electric transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as “will”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions the Company’s management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, (a) the risks and uncertainties disclosed in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) from time to time and (b) the following transactional factors (in addition to others described elsewhere in this document and in subsequent filings with the SEC): (i) risks inherent in the contemplated merger, including: (A) failure to obtain approval by the Company’s shareholders; (B) failure to obtain regulatory approvals necessary to consummate the merger or to obtain regulatory approvals on favorable terms; (C) delays in consummating the merger or the failure to consummate the merger; and (D) exceeding the expected costs of the merger; (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risks and uncertainties. Many factors mentioned in this document and the exhibits hereto and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, the Company undertakes no obligation to publicly update any of the Company’s forward-looking or other statements, whether as a result of new information, future events, or otherwise.

The merger is subject to certain conditions precedent, including regulatory approvals and approval of the Company’s shareholders.  The Company cannot provide any assurance that the proposed merger will be completed, nor can it give assurances as to the terms on which such merger will be consummated.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of ITC by Fortis. In connection with this proposed merger, Fortis will file with the SEC a registration statement on Form F-4 that will include the proxy statement of ITC that also constitutes a prospectus of Fortis.  This communication is not a substitute for the proxy statement/prospectus or any other document ITC filed or to be filed with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF ITC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITC, FORTIS, THE PROPOSED MERGER AND RELATED MATTERS.  The definitive proxy statement/prospectus will be mailed to shareholders of ITC. The proxy statement/prospectus and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from ITC upon written request to ITC, Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

PARTICIPANTS IN SOLICITATION

ITC and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of ITC in connection with the proposed merger under the rules of the SEC.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC.  Information about the directors and executive officers of ITC may be found in its 2015 Annual Report on Form 10-K filed with the SEC on February 25, 2016, and its definitive proxy statement relating to its 2015 Annual Meeting of Shareholders filed with the SEC on April 9, 2015.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.